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                                                                      EXHIBIT 99



                                                      Lance, Inc.
                                                      P.O. Box 32368
                                                      Charlotte, NC  28232-2368
                                                      Phone: (704) 554-1421



                                                          FOR IMMEDIATE RELEASE

                      LANCE, INC. ANNOUNCES ACQUISITION OF

                               TAMMING FOODS LTD.

         Charlotte, NC, April 1, 1999 - Lance, Inc. (NASDAQ - NNM: LNCE) today announced the signing of an agreement to acquire Tamming Foods Ltd., based in Waterloo, Ontario. Tamming manufactures high quality sugar wafer products that are sold in the United States, Canada and Mexico. Annual sales of the privately held company are approximately $20 million (US). The acquisition is expected to be completed later in April 1999.

         "We are excited by the growth opportunity Tamming provides for Lance," said Paul A. Stroup, III, President and Chief Executive Officer of Lance, Inc. "Tamming has achieved rapid sales growth and excellent profitability in recent years and will benefit from Lance's sales and distribution capabilities."

         Lance, Inc. manufactures and markets snack foods throughout most of the United States.

CONTACTS:

B. Clyde Preslar, Vice President of Finance and Chief Financial Officer (704) 554-5540

James C. Melton, Corporate Controller (704) 556-5792